                          INVESTMENT ADVISORY AGREEMENT
                               BISHOP STREET FUNDS

     AGREEMENT made this 27th day of January, 1995, by and between Bishop Street Funds, a Massachusetts business trust (the "Trust"), and First Hawaiian Bank (the "Adviser").

     WHEREAS, the Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares, each having its own investment policies; and

     WHEREAS, the Trust has retained SEI Financial Management Corporation (the "Administrator") to provide administration of the Trust's operations, subject tothe control of the Board of Trustees;

     WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to its Bishop Street High Grade Income Fund, Bishop Street Hawaii Tax-Free Fund, Bishop Street Equity Fund and Bishop Street Money Market Fund and such other funds as the Trust and the Adviser may agree upon (the "Funds"), and the Adviser is willing to render such services:

     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. DUTIES OF THE ADVISER. The Trust employs the Adviser to manage the investment and reinvestment of the assets, to supervise and monitor the investment activities of any sub-advisers appointed for the Funds by the Trustees of the Trust, and to continuously review, supervise, and administer the investment program of the Funds, to determine in its discretion the securities to be purchased or sold, to provide the Administrator and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Administrator and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser may delegate all or any portion of its responsibilities hereunder to one or more sub-advisers, subject to the supervision of the Adviser and the Board of Trustees of the Trust.

          The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each Fund set forth in the each such Fund's prospectus (such prospectus and the statement of additional information as currently in effect and as amended or supplemented from time to time, being herein referred to as the "Prospectus") and applicable laws and regulations.

          The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to determine the securities to be purchased or sold by the Funds and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in each Fund's Prospectus or as the Board of Trustees may direct from time to time, in conformity with federal securities laws. In providing the Funds with investment supervision, the Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that it is desirable for the Funds that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Adviser in connection with the Adviser's services to other clients.

          On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Funds and to such other clients.

          The Adviser will promptly communicate to the Administrator and to the officers and the Trustees of the Trust such information relating to fund transactions as they may reasonably request.

          It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Trust to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934.

     3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in the Schedule(s) which are attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule(s), to the assets. The fee shall be based on the average daily net assets for the month involved. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Adviser's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Adviser's compensation for the preceding month shall be made promptly.

          All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     4. EXCESS EXPENSES. If the expenses for any Fund for any fiscal year (including fees and other amounts payable to the Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which Shares are qualified for offer and sale, the Adviser shall bear such excess cost.

          However, the Adviser will not bear expenses of the Trust or any Fund which would result in the Trust's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code. Payment of expenses by the Adviser pursuant to this Section 4 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a reduction in the fee payable to the Adviser for such month pursuant to Section 3 and, if such reduction shall be insufficient to offset such expenses, by reimbursing the Trust.

     5. REPORTS. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     6. STATUS OF THE ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

     8. LIMITATION OF LIABILITY OF THE ADVISER. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Paragraph 8, the term "Adviser" shall include directors, officers, employees and other corporate agents of the Adviser as well as that corporation itself).

     9. PERMISSIBLE INTERESTS. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise. In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Board of Trustees, subject to the rules and regulations of the Securities and Exchange Commission.

     10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

          This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

          As used in this Section 10, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     11. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 680 East Swedesford Road, Wayne, PA, Attention Legal Department and if to the Adviser at:
          1132 Bishop Street, Honolulu, HI 96813.

     12. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust individually, but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

BISHOP STREET FUNDS      FIRST HAWAIIAN BANK


By: /s/Signature Appears Here       By: /s/Signature Appears Here
    -------------------------           -------------------------

Attest: /s/Signature Appears Here    Attest: /s/Signature Appears Here
        -------------------------            -------------------------

                        SCHEDULE A DATED JANUARY 27, 1995
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                             DATED JANUARY 27, 1995
                                     BETWEEN
                               BISHOP STREET FUNDS
                                       AND
                               FIRST HAWAIIAN BANK

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

     Bishop Street High Grade Income Fund         .55%

     Bishop Street Hawaii Tax-Free Fund           .35%

     Bishop Street Equity Fund                    .74%

     Bishop Street Money Market Fund              .30%

                       SCHEDULE B DATED FEBRUARY   , 1996
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                             DATED JANUARY  27, 1995
                                     BETWEEN
                               BISHOP STREET FUNDS
                                       AND
                               FIRST HAWAIIAN BANK

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

     Bishop Street Treasury Money Market Fund     .30%